EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (no. 333-123603) on Form S-3 of Midwest Banc Holdings, Inc. of our report dated February 25, 2005, relating to the consolidated financial statements and the internal control over financial reporting, which appears in the December 31, 2004 annual report on Form 10-K of Midwest Banc Holdings, Inc.

MCGLADREY & PULLEN, LLP

Schaumburg, Illinois
May 19, 2005